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                                                                   Exhibit 10.39



                             CONTRACT NO 05-100/01
                      Rendering of services for oil storage
                       OJSC Khantymansiyskneftegasgeologia

Tyumen                                                               07.12.2000


This Contract is entered into by and between OJSC "Sibnefteprovod", hereinafter referred to as "Contractor", represented by Lysyany Konstantin Kirillovich, Director General, acting on the basis of the Charter and Isayeva Nadezhda Petrovna, Chief Accountant, acting on the basis of the Order No 356-k dated
13.11.2000 and OJSC Khantymansiyskneftegasgeologia, hereinafter referred to as "Customer", represented by Sergeyev Andrey Borisovich, Director General, acting on the basis of the Charter and Gubaidullina Fatima Khaidarovna, Chief Account, acting on the basis of the Order No 59-k dated 15.09.97.

      1.    SUBJECT MATTER

      1.1. The Contractor shall render services for oil storage (the resources of OJSC Khantymansiyskneftegasgeologia) and the Customer shall compensate for the cost of such services as specified in this Contract.

      2.    TERMS OF CONTRACT EXECUTION

      2.1. The acceptance of oil for storage shall be carried out upon receiving OJSC AK Transneft permission in writing in regard to the approval of the amount of oil delivered for storage. In order to obtain OJSC AK Transneft permission to accept oil, the Customer shall notify the Contractor in writing of the amount of oil for storage not later than 15 days prior to the beginning of the month in which the storage is scheduled.

      2.2. The delivery of oil beyond the boundaries of transportation of OJSC Sibnefteprovod shall be carried out after receiving a route telegram from AK Transneft confirming the readiness of transportation. In the event of oil shipment within the boundaries of transportation of OJSC Sibnefteprovod, the delivery of oil shall be carried out after receiving a relevant instruction from the Customer and shall be executed by the separate acts of oil acceptance.

      2.3. The storage time shall be determined on the basis of the Contractor's acts of oil acceptance and a date of the route telegram from AK Transneft. In the event that the delivery of the oil amount specified in a route telegram is transferred to the next month, a final date of storage shall be the first date of the next month. The time of oil storage should not exceed 30 days.

      3.    OIL AMOUNT AND QUALITY

      3.1. The amount of oil delivered by the Customer to the Contractor shall be agreed upon on a monthly basis by means of telegrams.

      3.2. The quality of oil delivered for storage shall be in compliance with GOST 9965-76.

      4.    PAYMENT


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      4.1.  Payment for the services rendered by the Contractor shall be made for the actually performed services based on the invoice issued by the Contractor within each month but not later than within 15 days of the next month.

      4.2. Based on the addendum to the RF Federal Energy Commission Resolution # 124/3 dated November 28, 1997, the cost of storage shall be:
            Storage of a thousand tons of oil per day: TARIFF 112.00 (One Hundred and Twelve) Rubles VAT 22.40 (Twenty-two) Rubles and Forty kopecks TOTAL 134.40 (One Hundred and Thirty-Four) Rubles and Forty kopecks The first seven days of storage shall not be included in the storage time and no charge shall be imposed on the mentioned period.

      4.3. In the event of untimely payment for the storage, the Customer shall pay penalty for each day of delay in the amount of RF CB rate of refinancing depending on the sum of the non-paid services. The payment shall be recognized as the acknowledgement of penalty.

      4.4. In the event of oil resale to a third party, the Customer shall necessarily obtain the Contractor's approval of the sales agreement in regard to the further possible oil storage in the system of the Contractor.

      4.5. In the event of tariff change the Customer shall pay for the services on the basis of new tariffs effective from the date of tariff change.

      5.    LIABILITY

      5.1. In the event that the payment is delayed for more than one month, the Contractor is entitled to give up the service rendering.

      5.2. The Contractor shall be liable for the safety of oil from the moment of oil acceptance by the Contractor to the moment of oil delivery to the Contractor's point of hand-over.

      5.3. In the event that item 4.1. hereof has been breached for more than one month, the Contractor shall be entitled to apply RF Civil Code
            Article 359.

      5.4. All disputes, disagreements and difference of opinion that cannot be settled by means of negotiations between the parties shall be referred to the Court of Arbitration in Tyumen region.

      5.5. The Contractor shall continue to render services stipulated by this Contract during the negotiations about any controversial question or before a decision on such question has been made by the Court of Arbitration.

            When solving any controversial question, the new coordinated terms shall be applied in the retrospect from the date of notification of a dispute.

      5.6. In the event that due to force-majeure both the Customer or the Contractor are incapable to continue work or fulfill their obligations, they shall notify each other of such force-majeure.

      6.    MISCELLANEOUS

      6.1. Neither party shall be entitled to assign its rights and obligations under this Contract to a third party without prior written consent of the other party.

      6.2. All official notifications and information under the Contract shall be sent by teletype or, in some cases by telegraph, telefax or by mail.

      6.3. The Contract shall be valid from 01.01.2001 till 31.12.2001 and in terms of payment until the terms of the Contract has been fulfilled in full.


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      7.    LEGAL ADDRESSES AND BANK DETAILS

Contractor:                                       Customer

OJSC Sibnefteprovod                       OJSC KhantymansiyskNGgeologia
625048, Tyumen                            626200, Khanty Mansiysk
Respubliki Str., 139                      Sutormina Str., 27


Director General                          Director General
OJSC Sibnefteprovod                       OJSC KhantymansiyskNGgeologia

Lysyany K.K.                              Sergeyev A.B.


Chief Accountant                          Chief Accountant

Isayeva N.P.                              Gubaidullina F.H.